EXHIBIT L


           SUBSCRIPTION AGREEMENT BETWEEN THE TRUST AND THE INVESTORS


                         PRIVATE ASSET MANAGEMENT FUND
                                A SERIES OF THE
                         PRIVATE ASSET MANAGEMENT FUNDS




                           LETTER OF INVESTMENT INTENT


April 24, 2002


To the Board of Trustees of the Private Asset Management Funds:


     The undersigned (the "Purchaser") hereby subscribes to purchase a beneficial interest ("Interest") of the Private Asset Management Fund, a series of the Private Asset Management Funds, in the amount of one hundred thousand dollars ($100,000.00) for one thousand (5,000) shares at net asset value of twenty dollars ($20.00) per share, in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of one hundred thousand dollars ($100,000.00).


     The Purchaser agrees that the Interest is being purchases for investment purposes only and with no present intention of reselling or redeeming said Interest.


                                            Private Asset Management Inc.


                                            Dated April 24, 2002


                                            /s/ Stephen J. Cohen
                                            By: Stephen J. Cohen, President